Exhibit 99.1

American Eagle Outfitters Reports May Sales Of $195.5 Million

Same Store Sales Decrease 7%

Reiterates Second quarter EPS guidance

Pittsburgh - June 4, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended May 30, 2009 decreased 2% to $195.5 million, compared to $200.0 million for the four weeks ended May 31, 2008.  Comparable store sales decreased 7% for the month, compared to a 9% decrease for the same period last year.

May sales were consistent with the company's range of expectations and reflect an improved trend in store traffic and transactions relative to the previous two quarters.

Total sales for the 17 week year-to-date period ended May 30, 2009 decreased 4% to $807.5 million, compared to $840.4 million for the 17 weeks ended May 31, 2008. Comparable store sales decreased 9% for the year-to-date period compared to a 6% decline for the same period last year.

The company is reiterating its second quarter earnings guidance of $0.12 to $0.15 per diluted share, compared to earnings of $0.29 per diluted share last year. This guidance excludes the possibility of additional impairments or losses related to investment securities.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 953 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 131 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:  American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300